Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement Nos. 333-105872, 333-64584, 333-81802, 333-97857, 333-120270, 333-136997, 333-142837, 333-145287, 333-176003, and 333-176004 on Form S-8 and in Registration Statement No. 333-177674 on Form S-3 of MB Financial, Inc. of our report dated September 24, 2012 relating to the financial statements of Celtic Leasing Corp. as of and for the years ended June 30, 2012 and 2011, appearing in this Form 8-K/A of MB Financial, Inc.

/s/ KMJ Corbin & Company LLP
Costa Mesa, California
March 18, 2013